Exhibit 5.6

Conyers Dill & Pearman Limited Clarendon House, 2 Church Street PO Box HM 666 Hamilton HM CX, Bermuda Tel: +1 (441) 295 1422 Fax: +1 (441) 292 4720 conyersdill.com	BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS CYPRUS DUBAI HONG KONG LONDON MAURITIUS MOSCOW SAO PAULO SINGAPORE

29 June, 2010

Matter No. 338519
Doc Ref: corpdoc.332858
To the addressees listed in Schedule 1

441 299 4926
victor.richards@conyersdill.com
Dear Sirs,

Re: Arlington Tankers Ltd., Companion Ltd., Compatriot Ltd., Concept Ltd., Concord Ltd., Consul Ltd., Contest Ltd., Victory Ltd., Vision Ltd. (the "Companies")

We have acted as special legal counsel in Bermuda to the Companies, wholly owned subsidiaries of General Maritime Corporation, a company organised under the laws of the Republic of the Marshall Islands (the “Parent”) in connection with a registration statement on form S-4, as amended (File No. 333-166280) (the “Registration Statement”) filed by the Parent with the United States Securities and Exchange Commission (the “Commission”), pursuant to which the Parent is registering (i) $300,000,000 aggregate principal amount of its 12% Senior Notes due 2017 (the “Series B Notes”) to be exchanged for the Parent’s outstanding notes bearing substantially identical terms and in like principal amount (the “Series A Notes”) in a registered exchange offer as contemplated by the Registration Statement and (ii) the guarantees (the “Subsidiary Guarantees”) of each of the Companies of the Series B Notes.  The Series A Notes were issued, and the Series B Notes will be issued, under an Indenture dated as of 12 November 2009 (the “Indenture”), among the Parent, the Companies, parties thereto and The Bank of New York Mellon, as trustee.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.  We have also reviewed the memorandum of association and the bye-laws of each of the Companies (the “Constitutional Documents”), each certified by the respective Secretary of the Companies on 10 May 2010, unanimous written resolutions of the board of directors of each of the Companies effective 5 November 2009 (together, the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein and (e) that upon entering into its respective Subsidiary Guarantee each of the Companies will be able to pay its liabilities as and when they become due.

Upon the issuance of the Subsidiary Guarantees, the obligations of the Companies under the Indenture (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that:

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1.
Each of the Companies is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Indenture and the Subsidiary Guarantee of each Company has been duly authorised by such Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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SCHEDULE 1

Arlington Tankers Ltd.
Companion Ltd.
Compatriot Ltd.
Concept Ltd.
Concord Ltd.
Consul Ltd.
Contest Ltd.
Victory Ltd.
Vision Ltd.

c/o General Maritime Corporation
299 Park Avenue
New York, NY 10171

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